Exhibit 99.1

Red Giant Entertainment Releases Investor Presentation

ORLANDO, FL--(Marketwired - May 28, 2013) - Red Giant Entertainment Inc. (OTCQB: REDG), an innovative Intellectual Property company specializing in high-quality characters and content for use in a variety of media and entertainment, is pleased to announce the availability of an Investor Presentation. The presentation provides a useful resource detailing Red Giant's operational plan, objectives, strategy, management, and other important data. The presentation can be viewed online at our main corporate website at:

http://redgiantentertainment.com/REDG_InvestorDeck.pdf

"Red Giant is intent on providing the highest degree of transparency possible to the investing public," stated Benny Powell, CEO, Red Giant Entertainment, Inc. "We believe this detailed Investor Presentation allows interested parties to better understand our business plan and strategy and to efficiently communicate the Red Giant story to the retail and institutional markets."

Visit our website: http://redgiantentertainment.com/

Like Red Giant on Facebook page: https://www.facebook.com/RedGiantEntertainment

ABOUT RED GIANT ENTERTAINMENT INC.

Red Giant Entertainment Inc. (OTCQB: REDG) is a Florida corporation that specializes in Intellectual Property (IP) development for multiple media platforms and transmedia propagation. The cornerstone of this development is based around the more than three dozen online and print graphic novel properties in various stages of production as well as the cast of thousands of characters from those series. These properties have a readership that numbers in the millions globally. Some of these properties are actively in development into other media such as movies, video games, television, novels, toys, apparel, applications, etc. through either direct production or licensing agreements.

For further information visit www.RedGiantEntertainment.com

Forward Looking Statements
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words "will," "believes," "plans," "anticipates," "expects," "look forward," "estimates" and similar expressions) should be considered to be forward-looking statements. Further, the safe harbor provisions of said Act may not apply to an issuer that issues penny stock. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, to include acquisition, production, marketing, distribution, competition with related patent, trademark and license issues involving contractual obligations and concessions. The Company does not assume any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law. The Company files annual, quarterly and current reports, proxy and informational statements and other information with the Securities and Exchange Commission. This press release should be read in conjunction with all of the reports that the Company has previously filed with the Securities and Exchange Commission for financial and other information about it.

Company Contact:

Red Giant Entertainment Inc.
877-904-7334

Investor Relations Contact:

Kurt Divich
Integrity Media Inc.

kurt@integrityir.com
www.IntegrityIR.com
(702) 396-1000